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                                                                    EXHIBIT 99.2

[LOGO OF TELESERVICES CORP]

West TeleServices Corporation                 AT THE COMPANY:
11808 Miracle Hills Drive        Michael A. Micek         Carol Padon
Omaha, NE 68154                  Chief Financial Officer  Investor Relations
                                 (402) 963-1500           (402) 963-1500

FOR IMMEDIATE RELEASE:  Thursday, April 6, 2000

              West TeleServices Corp. Reports Record Revenues and
                         Net Income for First Quarter;
                   Revenue Increases 23.2% to $170.1 Million

First Quarter 2000 Summary
--------------------------
     .    Revenues increased 23.2% to $170.1 million compared to first quarter
          1999
     .    Net Income was $17.0 million for the quarter, up 22.4%
     . Operating Income grew 21.0% to $26.4 million from $21.8 million in the first quarter of 2000
     .    Annualized return on average equity was 22.5% for the quarter
     . EBITDA increased 21.8% to $36.9 million from $30.3 million in the first quarter 2000

Financial Summary (unaudited)
-----------------------------
(in thousands, except per share amounts and percentages)

                            Three Months Ended
                              March 31

                                                                        Percent
                                         2000           1999            Change
                                         ----           ----
     Total Revenue                       $170,059       $137,992          23.2%
     Operating Income                      26,371         21,802          21.0%
     Net Income                            17,028         13,909          22.4%
     Net Income per share (Basic)            0.27           0.22
     Net Income per diluted share            0.25           0.22

OMAHA, Neb., April 6, 2000 - West TeleServices Corporation (Nasdaq: WTSC or "West"), a leading provider of innovative full service customer care solutions using the latest in voice and Internet technology, announced today record
revenues and net income for the quarter ending March 31, 2000.   This quarter's
results were primarily driven by sales growth across the three divisions, specifically in Operator Teleservices, and a decrease in direct expenses.

"We are extremely pleased with this quarter's results," said Thomas B. Barker, President and Chief Executive Officer. "As a result of the strong performance across our service offerings and an increase in revenue of 23%, we reported record results for the quarter. Our revenue mix continues to be well-balanced with each division contributing significantly to our growth."

Barker continued, "During this quarter, we also unveiled our new iCare platform for Internet customer care, the first of several strategic initiatives planned for the year. In addition, we opened a new customer contact center to meet the increased demand for services from the Operator Teleservices division. We have a strong sales pipeline, and we will continue to implement our strategic initiatives."

Operating Results
For the quarter ended March 31, 2000, revenues increased 23.2% to $170.1 million from $138.0 million during the comparable period last year. Operating income rose steadily for the first quarter 2000, ending the period up 21.0% to $26.4 million from $21.8 million in the same quarter in the prior year. During the first quarter 2000, net income expanded 22.4% to $17.0 million up from $13.9 million in the same period of 1999. Diluted earnings per share increased to
$0.25 for the first quarter versus $0.22 for 1999.   EBITDA (earnings before
interest, taxes, depreciation and amortization) for the first quarter 2000 represented a 21.8% increase to $36.9 million up from $30.3 million for the first quarter 1999.

During the first quarter, the composition of revenue continued to be balanced among the service platforms with Operator Teleservices revenues generating 50.2% of total revenues. Direct and Interactive Teleservices constituted 30.5% and 19.3% of total revenues for the same period, respectively.

Tom Barker said, "Through our two-pronged approach of aggressive sales marketing and cost management, we exceeded our internal growth expectations and accelerated the efficiency per workstation for Operator and Direct Teleservices to one of the highest in the industry. Revenue per workstation for Operator and Direct Teleservices for the quarter grew to $15,575 in comparison to $13,915 for first quarter 1999. As stated last quarter, we expect to see continued momentum in the Interactive Teleservices division from the increased demand for prepaid calling cards and other interactive services."


Margins
As a percentage of revenue, operating income remained relatively constant at 15.5% in the first quarter 2000 compared to 15.8% in the first quarter 1999. Direct costs improved 1.3% to 50.7% of revenue for the first quarter of 2000 compared to 52.0% for the same quarter last year. Quarter over quarter, SG&A expenses as a percentage of revenue continue to be slightly higher, increasing 1.6% to 33.8% for the first quarter of 2000 from 32.2% for the first quarter of 1999. The increase in SG&A expense is due to depreciation expense accrued for new contact centers, expenses related to 2000 site development and the change in operating activity from Interactive to Operator Teleservices.

Balance Sheet
West's balance sheet remained strong with a current ratio of 2.2 to 1 on March 31, 2000, which remains consistent with the current ratio of 2.3 to 1 at year-end 1999. During the first quarter, West financed $2.8 million of equipment purchases with capital leases. The remaining $19.7 million of property and equipment purchases were financed through cash flow from operations.


During the first quarter 2000, West invested $22.5 million in capital expenditures primarily for contact center expansion and the planned opening of two additional contact centers in the second quarter. Mike Micek, Chief Financial Officer, said, "During the first quarter of 2000, we increased the total number of workstations to 9,251 from 8,364 on December 31, 1999, which is largely attributed to the two new Operator Teleservices contact centers that added 444 new workstations. In addition, we created a total of 384 new workstations at multiple existing locations in order to accommodate the increased volumes in this division. This quarter, we also utilized 240 Direct Teleservices workstations in San Antonio to handle the Operator Teleservices increased demand," Micek continued.

About West TeleServices
-----------------------
West TeleServices Corporation is a leading provider of innovative, full-service customer care solutions that help Fortune 500 and E-100 companies acquire, retain and grow profitable customer relationships. West has the technology and experience needed to create customized solutions that work for both e-Business initiatives and traditional business ventures. West's customer contact solutions incorporate agent and automated services using the latest in voice and Internet technology. Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 22,000 employees, including an IT staff of over 750, occupying 26 state-of-the-art contact centers and seven interactive automated voice and data processing centers across North America.

Statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties. Such risks and uncertainties include, but are not limited to: planned expansion of operating facilities; labor market conditions; mergers, acquisitions, or joint ventures, including their execution; customer concentrations; technological innovation; and general economic conditions. Further information regarding the factors that could cause actual results to differ from expected or projected results can be found in documents filed by the Company with the United States Securities and Exchange Commission (the "SEC").
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                         WEST TELESERVICES CORPORATION

                      CONDENSED STATEMENTS OF OPERATIONS

                                   Unaudited

     ($ in thousands except per share amounts and selected operating data)

                              Three Months Ended
                                   March 31,

                                     2000            1999               %change
                                  ------------     ---------
Total revenue.................     $ 170,059           $ 137,992          23.2%
Cost of services..............        86,198              71,729          20.2%
Selling, general and
  administrative expense......        57,490              44,461          29.3%
                                  ------------         ---------
Operating Income..............        26,371              21,802          21.0%

Other Income expense..........           529                 378          40.0%
Net income before tax.........        26,900              22,180          21.3%
                                  ------------         ---------
Income tax expense............         9,872               8,271          19.4%
                                  ------------         ---------
Net income....................      $ 17,028            $ 13,909          22.4%
                                  ============         =========

Earnings per common share
   Basic......................        $ 0.27            $   0.22
   Diluted....................        $ 0.25            $   0.22

Weighted average number
   of shares outstanding:
   Basic common shares........         63,892             63,330
   Diluted common share.......         67,495             63,789

Selected operating data:
   EBITDA.....................        $36,943           $ 30,253
   EBITDA Margin..............          21.7%              21.9%
   Operating margin...........          15.5%              15.8%
   Net income margin..........          10.0%              10.1%
   Number of workstations
     (end of period)..........           9,251             8,016
    Number of ports
     (end of period)...........          34,436            12,616

Current assets:                    March 31, 2000   December 31, 1999   %change
  Cash and short-term investments...  $ 77,182          $ 61,865          24.8%
  Trade accounts receivable, net....   101,916            88,056          15.7%
  Other current assets..............    30,189            35,219         -14.3%
                                      --------          --------
     Total current assets...........   209,287           185,140          13.0%
  Net property and equipment........   179,313           167,934           6.8%
  Goodwill..........................    44,890            45,311          -0.9%
  Other assets......................    10,125            10,604          -4.5%
                                      --------          --------
     Total assets...................  $443,615          $408,989           8.5%
                                      ========          ========
  Current liabilities...............  $ 95,545          $ 80,713          18.4%
  Other liabilities.................    33,635            36,314          -7.4%
  Stockholders' equity..............   314,435           291,982           7.7%
                                      --------          --------
     Total liabilities and
        stockholders equity.........  $443,615          $408,989           8.5%
                                      ========          ========